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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors


The Board of Directors
Markel Corporation

The Administrative Committee
Markel Corporation Retirement Savings Plan:

We consent to incorporation by reference in the registration statement No. 333-61686 on Form S-8 of Markel Corporation of our report dated June 8, 2001 relating to the statements of assets available for benefits of the Markel Corporation Retirement Savings Plan as of December 3 1, 2000 and 1999, and the related statements of changes in assets available for benefits for the years then ended, which report is included in this annual report on Form 11-K.


                                        KPMG LLP

Richmond, Virginia
June 22,200l